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                                                                   EXHIBIT 10.11

                            [INTERWOVEN LETTERHEAD]

December 11, 1998

Jeffrey E. Engelmann
9 Lupine Avenue
San Francisco, CA 94118

Re:  Offer Letter
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Dear Jeff:

     Interwoven, Inc. (the "Company" or "Interwoven") is pleased to offer you a position as Vice President of Business Development starting on or before January 15, 1999 at a base annual salary of $130,000. This position will report to Martin Brauns, President & CEO. Compensation will include an incentive bonus of $40,000. This bonus will be paid based on MBO's mutually agreed between you and your manager. You are entitled to the benefits that Interwoven customarily makes available to its employees.

     Interwoven will assist you with reasonable expenses associated with your relocation to the Bay Area. The Company will reimburse up to $2,000 in actual moving-related expenses. Please submit receipts.

     In addition, subject to the approval of the Company's Board of Directors, you shall be entitled to purchase 275,000 shares of Company Common Stock (the "Shares") at a price to be determined by the Board of Directors. The shares will vest over a four year period; twenty-five percent (25%) of the Shares will vest one year after the commencement of employment and, thereafter, an additional 1/48 of the shares will vest at the end of each month after the first anniversary of the commencement of employment. Shares that are not vested will be subject to repurchase by the Company at cost in the event of termination of employment. In the event of an "Involuntary Termination" (as defined in Attachment A), the Shares will vest through that termination date irrespective of the one year "cliff". Should Interwoven experience a Sale of the Company (as defined in Section 2.1 of the form of Stock Option Agreement for the Company's 1998 Stock Option Plan), the vesting of such Shares will accelerate and you will become vested with respect to an additional 50% of the total number of Shares immediately prior to the closing of the Sale of the Company. It will also be recommended to the Board that you be entitled to purchase an additional 130,000 shares of Common Stock with a risk of expiration based on MBO attainment for 1999, but otherwise subject to the same vesting terms as presented above.

     The Company shall loan to you the full amount of the purchase price of the Shares (the "Loan"). The Loan shall bear interest at an annual rate of 6%. The Loan will be evidenced by a promissory note in the form attached to this letter, shall be recourse as to all interest, and as to principal shall be recourse and non-recourse in such amounts as are mutually agreed by you and the Company. In the event the Company does not exercise its repurchase option as to "unvested" Shares, you may require the Company to do so at cost.
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Jeffrey E. Engelmann
December 11, 1998
Page 2



     In the event of an Involuntary Termination, the Company shall pay you severance in an amount equal to two months base salary.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing Interwoven's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Interwoven or its employees. This Agreement does not prevent a former employee from using his or
                           --------
her general knowledge and experience -- no matter when or how gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.

     We hope that you and Interwoven will find mutual satisfaction with your employment. All of us at Interwoven are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will employment relationship. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of an covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     For purposes of federal immigration law, you will be required to provide Interwoven documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relation ship will be terminated.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with respect to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by December 16, 1998.

                                  Very truly yours,


                                  /s/ Martin Brauns
                                  Martin Brauns
                                  President & CEO



ACCEPTED:

/s/ Jeffrey E. Engelmann
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Jeffrey E. Engelmann

12/15/98
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Date
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                                  Attachment A

     An Involuntary Termination is a termination of employment by Interwoven without "Cause." For such purposes, the term Cause means (i) the conviction of any felony; (ii) any willful act or acts of dishonesty undertaken by employee and intended to result in substantial gain or personal enrichment of employee at the expense of the Company; (iii) any willful act of gross misconduct that is materially and demonstrably injurious to the Company, or (iv) willful and continued failure to substantially perform his duties with the Company (other than incapacity due to physical illness); provided that the action or conduct
                                          -------- ----
described in clause (iv) will constitute "Cause" only if it continues after the Company has provided employee with written notice thereof and a reasonable opportunity (if not less than 30 days) to cure the same.

     An Involuntary Termination shall also include a termination by employee within 30 days following (i) the relocation of the Company's principal executive offices, or of employee's principal place of business, more than fifty (50) miles from the Company's executive offices in Sunnyvale, California, or (ii) a material diminution in employee's salary or benefits or reporting responsibilities not agreed to by employee.